No. 812-15568

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SECOND AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d)

AND

57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

In the Matter of the Application of:

HARBOURVEST PRIVATE INVESTMENTS FUND, HARBOURVEST REGISTERED ADVISERS L.P., HARBOURVEST PARTNERS, LLC, HARBOURVEST PARTNERS L.P., HARBOURVEST ADVISERS L.P., HARBOURVEST PARTNERS (IRELAND) LIMITED, HARBOURVEST PARTNERS (CANADA) LIMITED, HARBOURVEST AIR CANADA FUND L.P., HARBOURVEST AMITIM FUND L.P., ANGGERIK HV L.P., HARBOURVEST AP7 PE INVESTMENT L.P., HARBOURVEST ASIA PACIFIC 5 INVESTMENT HOLDING L.P., HARBOURVEST ASIA PACIFIC 5 SECONDARY L.P., HARBOURVEST ASIA PACIFIC FUND 5 L.P., HARBOURVEST ASIA PACIFIC 5 AIF SCSP, HARBOURVEST BLUE RIDGE FUND L.P., HARBOURVEST BROADWAY CO-INVESTMENT L.P., HARBOURVEST BVK CO-INVESTMENT FUND 2022 SCSP, CALSTRS LOWER MIDDLE MARKET FUND IV, LLC, CALSTRS LOWER MIDDLE MARKET FUND V, L.P., CALSTRS LOWER MIDDLE MARKET FUND VI L.P., CALSTRS LOWER MIDDLE MARKET FUND VII L.P., HARBOURVEST CANADA GROWTH FUND L.P., HARBOURVEST CANADA GROWTH FUND II L.P., HARBOURVEST CANADA GROWTH FUND III L.P., HARBOURVEST CC PORTFOLIO FUND L.P., HARBOURVEST CENTRE STREET CO-INVESTMENT FUND L.P., CHV INVESTMENTS FUND L.P., HARBOURVEST CITRINE FUND L.P., HARBOURVEST PARTNERS CLEANTECH FUND II L.P., HARBOURVEST CO-INVEST 2017 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2018 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2019 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2020 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2021 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2022 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2023 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND IV L.P., HARBOURVEST PARTNERS CO-INVESTMENT IV AIF L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND IV AIV L.P., HARBOURVEST CO-INVESTMENT OPPORTUNITIES FUND L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND V L.P., HARBOURVEST PARTNERS CO-INVESTMENT V AIF L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND V AIV L.P., HARBOURVEST PARTNERS CO-INVESTMENT VI AGGREGATOR L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND VI L.P., HARBOURVEST PARTNERS CO-INVESTMENT VI AIF SCSP, HCF6 HOLDINGS LLC, HCF5 HOLDINGS LLC, HARBOURVEST CO-INVESTMENT VII BUYOUT AGGREGATOR L.P., HARBOURVEST CO-INVESTMENT FUND VII GROWTH L.P., HARBOURVEST CO-INVESTMENT FUND VII BUYOUT L.P., HARBOURVEST CO-INVESTMENT FUND VII COMBINED L.P., HARBOURVEST CREDIT OPPORTUNITIES II AIF SCSP, HARBOURVEST CREDIT OPPORTUNITIES FUND II L.P., HARBOURVEST COF III INVESTMENT L.P., HARBOURVEST CREDIT OPPORTUNITIES FUND III L.P., HARBOURVEST CREDIT OPPORTUNITIES III AIF SCSP, CSC PRIVATE INVESTMENTS L.P., HARBOURVEST CT CO-INVESTMENT FUND L.P., HARBOURVEST CT PRIVATE DEBT FUND L.P., HARBOURVEST D2022 FUND L.P., HARBOURVEST DAI-ICHI LIFE PE FUND L.P., DENSO HV PEP L.P., DENSO HV PEP II HOLDINGS LLC, DENSO HV PEP II L.P., HARBOURVEST DL II INVESTMENT HOLDING A (L) L.P., HARBOURVEST DL II INVESTMENT HOLDING A (U) L.P., HARBOURVEST DL II INVESTMENT HOLDING B (L) LLC, HARBOURVEST DL II INVESTMENT HOLDING B (U) L.P., HARBOURVEST DIRECT LENDING FUND II (U) L.P., HARBOURVEST DIRECT LENDING II PARALLEL FUND (U) L.P., HARBOURVEST DIRECT LENDING II AIF (U) SCSP, HARBOURVEST DIRECT LENDING FUND II (L) L.P., HARBOURVEST DIRECT LENDING II PARALLEL FUND (L) L.P., HARBOURVEST DL INVESTMENT HOLDING I (L) LLC, HARBOURVEST DIRECT LENDING FUND (L) L.P., HARBOURVEST DIRECT LENDING AIF (L) SCSP, HARBOURVEST DOVER STREET IX INVESTMENT L.P., DOVER STREET IX L.P., DOVER STREET IX AIF L.P., DOVER STREET 2014 HOLDINGS LLC, DOVER VII HOLDINGS LLC, DOVER STREET VIII HOLDINGS L.P., HARBOURVEST DOVER STREET X INVESTMENT L.P., DOVER STREET X L.P., DOVER STREET X AIF SCSP, HARBOURVEST DOVER STREET XI INVESTMENT L.P., DOVER STREET XI L.P., DOVER STREET XI AIF SCSP, HARBOURVEST EMMPT PE FUND L.P., ENERVEST LLC, HARBOURVEST FFV FUND L.P., HARBOURVEST FINANCE STREET AIV L.P., HARBOURVEST FINANCE STREET II AIV L.P., HARBOURVEST FINANCE STREET II L.P., HARBOURVEST FINANCE STREET III AIV L.P., HARBOURVEST FINANCE STREET III L.P., THE FIRST CAPITAL ACCESS FUND, L.P., HARBOURVEST FRENCHMEN STREET FUND L.P., HARBOURVEST FRS R3 LLC, HARBOURVEST PARTNERS IX-BUYOUT FUND L.P., HARBOURVEST PARTNERS IX-CREDIT OPPORTUNITIES FUND L.P.,

HARBOURVEST PARTNERS IX-VENTURE FUND L.P., HARBOURVEST PARTNERS X AIF BUYOUT L.P., HARBOURVEST PARTNERS X AIF VENTURE L.P., HARBOURVEST PARTNERS X BUYOUT FUND L.P., HARBOURVEST PARTNERS X SECONDARY L.P., HARBOURVEST PARTNERS X VENTURE FUND L.P., HARBOURVEST PARTNERS XI BUYOUT FUND L.P., HARBOURVEST PARTNERS XI BUYOUT AIF L.P., HARBOURVEST PARTNERS XI MICRO BUYOUT FUND L.P., HARBOURVEST PARTNERS XI MICRO BUYOUT AIF L.P., HV XI SECONDARY L.P., HARBOURVEST PARTNERS XI VENTURE AIF L.P., HARBOURVEST PARTNERS XI VENTURE FUND L.P., HARBOURVEST PARTNERS XII BUYOUT FUND L.P., HARBOURVEST PARTNERS XII BUYOUT AIF SCSP, HARBOURVEST PARTNERS XII MICRO BUYOUT FUND L.P., HARBOURVEST PARTNERS XII MICRO BUYOUT AIF SCSP, HV XII SECONDARY L.P., HARBOURVEST PARTNERS XII VENTURE FUND L.P., HARBOURVEST PARTNERS XII VENTURE AIF SCSP, HARBOURVEST PARTNERS XIII BUYOUT FUND L.P., HARBOURVEST PARTNERS XIII BUYOUT AIF SCSP, HV XIII SECONDARY L.P., HARBOURVEST PARTNERS XIII SMALL CAP FUND L.P., HARBOURVEST PARTNERS XIII SMALL CAP AIF SCSP, HARBOURVEST PARTNERS XIII VENTURE FUND L.P., HARBOURVEST PARTNERS XIII VENTURE AIF SCSP, GF2018 HOLDINGS LLC, GF2019 HOLDINGS LLC, HV 2019 GLOBAL HOLDINGS LLC, HARBOURVEST GLOBAL ANNUAL PRIVATE EQUITY FUND L.P., HARBOURVEST 2015 GLOBAL FUND L.P., HARBOURVEST 2016 GLOBAL FUND L.P., HARBOURVEST 2016 GLOBAL AIF L.P., HARBOURVEST 2017 GLOBAL FUND L.P., HARBOURVEST 2017 GLOBAL AIF L.P., HARBOURVEST 2018 GLOBAL FUND L.P., HV 2018 GLOBAL INVESTMENT L.P., HARBOURVEST 2018 GLOBAL AIF L.P., HARBOURVEST 2019 GLOBAL INVESTMENT L.P., HARBOURVEST 2019 GLOBAL FUND L.P., HARBOURVEST 2019 GLOBAL AIF SCSP, HARBOURVEST 2020 GLOBAL INVESTMENT L.P., HARBOURVEST 2020 GLOBAL FUND L.P., HARBOURVEST 2020 GLOBAL AIF SCSP, HARBOURVEST 2021 GLOBAL INVESTMENT L.P., HARBOURVEST 2021 GLOBAL FUND L.P., HARBOURVEST 2021 GLOBAL AIF SCSP, HARBOURVEST 2022 GLOBAL INVESTMENT L.P., HARBOURVEST 2022 GLOBAL FUND L.P., HARBOURVEST 2022 GLOBAL AIF SCSP, HARBOURVEST 2023 GLOBAL FUND L.P., HARBOURVEST 2023 GLOBAL INVESTMENT L.P., HARBOURVEST 2023 GLOBAL AIF SCSP, HARBOURVEST 2024 GLOBAL INVESTMENT L.P., HARBOURVEST 2024 GLOBAL FUND L.P., HARBOURVEST 2024 GLOBAL AIF SCSP, HARBOURVEST 2025 GLOBAL INVESTMENT L.P., HARBOURVEST 2025 GLOBAL FUND L.P., HARBOURVEST 2025 GLOBAL AIF SCSP, GREAT LAKES FUND L.P., HARBOURVEST GUARDIAN CO-INVESTMENT FUND L.P., HARBOURVEST BRAEMAR HOLDINGS LLC, HARBOURVEST CI SECONDARIES L.P., HARBOURVEST HARVEST FUND II L.P., HARBOURVEST HARVEST FUND L.P., HCF4 HOLDINGS LLC, HARBOURVEST GLOBAL PRIVATE SOLUTION SICAV S.A. - DIVERSIFIED PRIVATE EQUITY FUND, HGPS-DPE DELAWARE HOLDINGS LLC, HGPS-DPE LUXEMBOURG HOLDINGS SCSP, HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 HOLDINGS L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 2 L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 3 L.P., HIPEP IX DE HOLDINGS LLC, HIPEP IX INVESTMENT HOLDING L.P., HIPEP IX SECONDARY L.P., HIPEP IX FUND L.P., HIPEP IX AIF SCSP, HIPEP SELECT ASIA FUND L.P., HIPEP SELECT ASIA FUND II L.P., HIPEP SELECT ASIA FUND III L.P., HIPEP VII EMERGING MARKETS FUND L.P., HIPEP VII EM HOLDINGS LLC, HIPEP VII EUROPE HOLDINGS LLC, HIPEP VII PARTNERSHIP HOLDINGS LLC, HIPEP VII SECONDARY HOLDINGS LLC, HIPEP VII (AIF) ASIA PACIFIC FUND L.P., HIPEP VII (AIF) PARTNERSHIP FUND L.P., HIPEP VII ASIA PACIFIC FUND L.P., HIPEP VII EUROPE FUND L.P., HIPEP VII PARTNERSHIP FUND L.P., HIPEP VII SECONDARY L.P., HIPEP VIII PARTNERSHIP FUND L.P., HIPEP VIII PARTNERSHIP AIF L.P., HIPEP X FUND L.P., HIPEP X HOLDINGS LLC, HIPEP X SECONDARY L.P., HARBOURVEST HOMESTEAD FUND L.P., HARBOURVEST HOMESTEAD HOLDINGS LLC, HORIZON IMPACT FUND L.P., HV 2022 GLOBAL HOLDINGS LLC, HV 2023 GLOBAL HOLDINGS LLC, HARBOURVEST ADELAIDE L.P., HV AMITIM UNIFORM HOLDINGS LLC, HARBOURVEST AP7 HOLDINGS 2 LLC, HARBOURVEST ASIA PACIFIC FUND VIII L.P., HARBOURVEST ASIA PACIFIC VIII AIF L.P., HARBOURVEST BLUE SECONDARY 2018 L.P., HARBOURVEST BRAEMAR FUND L.P., HARBOURVEST CB GLOBAL CO-INV FUND L.P., HARBOURVEST FINANCE STREET L.P., HV GREAT LAKES SERIES I 2020 HOLDINGS LLC, HV HARVEST HOLDINGS LLC, HV INTERNATIONAL VIII SECONDARY L.P., HV MERANTI III A1 HOLDINGS LLC, HV NEST UNIFORM HOLDINGS LLC, HV NEW STREET FRANKLIN SERIES HOLDINGS LLC, HARBOURVEST PATHWAY HOLDINGS LLC, HV RA II LLC, HARBOURVEST RED DRAGON L.P., HV SI - APOLLO SENGAI FUND L.P., HV SPECIAL SITUATIONS FUND L.P., HV VIII HOLDINGS LLC, HV Z GLOBAL PRIVATE EQUITY FUND, L.P., HV Z GLOBAL PRIVATE EQUITY HOLDINGS LLC, HARBOURVEST ZEBRA 1 L.P., HARBOURVEST ZEBRA 2 L.P., HARBOURVEST ZEBRA 3 L.P., HVSHP L.P., HVSHP HOLDINGS LLC, HARBOURVEST IOF3 HOLDINGS L.P., HARBOURVEST INFRASTRUCTURE OPPORTUNITIES FUND III L.P., HARBOURVEST INFRASTRUCTURE OPPORTUNITIES III AIF SCSP, JUNI PRIVATE EQUITY FUND H (USD) L.P., JUNI PRIVATE EQUITY FUND H (USD) HOLDINGS 1 L.P., KPI-HARBOURVEST MULTI-STRATEGY FUND I L.P., KPS-HARBOURVEST MULTI-STRATEGY FUND I L.P., KPI-HARBOURVEST MULTI-STRATEGY INVESTMENT HOLDINGS LLC, HARBOURVEST KTCU CO-INVESTMENT FUND L.P., KWASA NEXUS FUND L.P., LINDENSTONE PE SCSP, LONGHORN HV CO-INVESTMENT 1 L.P., LONGHORN HV CO-INVESTMENT 2 L.P., LONGHORN HV CO-INVESTMENT OPPS A L.P., LONGHORN HV CO-INVESTMENT OPPS B L.P., LONGHORN HV REVEILLE 1

L.P., HARBOURVEST LUNGO III FUND SCS, HARBOURVEST LUNGO IV FUND SCSP, THE MAPLE FUND L.P., MERANTI FUND II L.P., MERANTI FUND III L.P., MERANTI FUND L.P., MERANTI HOLDINGS LLC, MERANTI II HOLDINGS LLC, HARBOURVEST MERCURIUS L.P., HARBOURVEST PARTNERS MEZZANINE INCOME FUND L.P., MIGDAL-HARBOURVEST 2016 FUND L.P., MIGDAL-HARBOURVEST 2016 HOLDINGS LLC, HARBOURVEST MVPE 5 SCSP, HARBOURVEST MVPE 5 HOLDINGS LLC, MVPE 6 SCSP, MVPE 6 HOLDINGS LLC, MVPF 2 SCSP, HARBOURVEST MVPF SCSP, HARBOURVEST MVPF HOLDINGS LLC, HARBOURVEST NESPF L.P., HARBOURVEST NEST CO-INVESTMENT L.P., NOUR FUND I L.P., NPS CO-INVESTMENT (A) FUND L.P., NPS CO-INVESTMENT (A) HOLDINGS LLC, NPS CO-INVESTMENT (A) HOLDINGS L.P., NPS CO-INVESTMENT FUND II L.P., NPS FUND II HOLDINGS L.P., NYSCRF PIONEER PARTNERSHIP FUND A-II, L.P., NYSCRF PIONEER PARTNERSHIP FUND III L.P., NYSCRF TRANSITION ANNEX FUND L.P., HARBOURVEST/NYSTRS CO-INVEST FUND L.P., HARBOURVEST/NYSTRS CO-INVEST FUND II L.P., HARBOURVEST/NYSTRS CO-INVEST FUND III L.P., HARBOURVEST ONTARIO PRIVATE EQUITY FUND L.P., HARBOURVEST ORBIT AIF SCSP, HARBOURVEST PA CO-INVESTMENT FUND L.P., PACIFIC COAST SENIOR CREDIT FINANCE 1 L.P., PACIFIC COAST SENIOR CREDIT L.P., HARBOURVEST L GLOBAL PE SMA L.P., HARBOURVEST L GLOBAL PE HOLDINGS LLC, HARBOURVEST PC SECONDARIES 2020 FUND L.P., HARBOURVEST PC SECONDARIES 2022 FUND L.P., HARBOURVEST PC SECONDARIES 2024 FUND L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AGGREGATOR L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AIF SCSP, PECS OVERFLOW FUND L.P., PENINSULA HARBOURVEST FUND L.P., HARBOURVEST PERSLA PE FUND L.P., HARBOURVEST POBA CO-INVESTMENT FUND L.P., HARBOURVEST NEW STREET FUND L.P., RA4 HOLDINGS LLC, HARBOURVEST REAL ASSETS - ENERGY FUND L.P., HARBOURVEST REAL ASSETS - ENERGY FUND II L.P., HARBOURVEST REAL ASSETS FUND III L.P., HARBOURVEST RA4 HOLDINGS L.P., HARBOURVEST REAL ASSETS FUND IV L.P., HARBOURVEST REAL ASSETS IV AIF SCSP, HARBOURVEST REAL ASSETS OLIVE FUND L.P., HARBOURVEST REYNOLDS FUND I L.P., HARBOURVEST SECONDARY 2017 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST SECONDARY 2018 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST SECONDARY 2019 PRIVATE EQUITY PARTNERS L.P., DOVER STREET 2014 OVERFLOW FUND L.P., SECONDARY OVERFLOW FUND III L.P., SECONDARY OVERFLOW FUND IV L.P., SECONDARY OVERFLOW FUND V L.P., HARBOURVEST SKEW BASE AIF L.P., HARBOURVEST SLO FUND L.P., HARBOURVEST SLO HOLDINGS LLC, HVST-TOPE LLC, SMRS-CAPP LLC, SMRS-HVDL LLC, SMRS-TOPE LLC, SMRS-NCRP LLC, STC HARBOURVEST PECS FUND L.P., STC HARBOURVEST PRIVATE DEBT FUND L.P., HARBOURVEST PARTNERS STEWARDSHIP INVESTMENT L.P., HARBOURVEST PARTNERS STEWARDSHIP FUND L.P., HARBOURVEST PARTNERS STEWARDSHIP AIF SCSP, HARBOURVEST SUMMIT HILL FUND L.P., SUNVEST II LLC, SUNVEST LLC, HARBOURVEST TBW L.P., HARBOURVEST TJU DECLARATION FUND L.P., HARBOURVEST TMRS POLARIS SMA L.P., TRSL CO-INVESTMENT FUND L.P., VANGUARD HARBOURVEST 2020 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2021 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2021 PRIVATE EQUITY HOLDINGS LLC, VANGUARD HARBOURVEST 2022 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2022 PRIVATE EQUITY HOLDINGS LLC, VANGUARD HARBOURVEST 2023 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2024 PRIVATE EQUITY FUND L.P., VRS HV 2013 SEPARATE ACCOUNT LLC, VRS HV 2016 SEPARATE ACCOUNT LLC, HARBOURVEST VSMA1 ASIA FUND L.P., HARBOURVEST VSMA1 ASIA HOLDINGS LLC, HARBOURVEST VULCANUS L.P., HARBOURVEST WESPATH IMPACT INVESTMENT FUND L.P., HARBOURVEST CO-INVEST 2024 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST EMMPT PE HOLDINGS LLC, HARBOURVEST FFV HOLDINGS LLC, HV SI - APOLLO SENGAI HOLDINGS LLC, HARBOURVEST RED DRAGON HOLDINGS LLC, HARBOURVEST TJU DECLARATION HOLDINGS LLC, HARBOURVEST AS FUND L.P., HARBOURVEST ALBERTA FUND L.P., HARBOURVEST SUNCOR FUND L.P., HARBOURVEST VSMA1 CREDIT FUND L.P., PECS DELAWARE OVERFLOW FUND L.P., VANGUARD HARBOURVEST 2025 PRIVATE EQUITY FUND L.P., HGPS SECONDARY HOLDINGS LLC

One Financial Center

Boston, MA 02111

All Communications, Notices and Orders to:

Monique Austin

Daniel Chisholm

HarbourVest Private Investments Fund

One Financial Center

Boston, MA 02111

617-348-3707

maustin@harbourvest.com

dchisholm@harbourvest.com

legal@harbourvest.com

Copies to:

Rajib Chanda, Esq.

Ryan P. Brizek, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

(202) 636-5500

rajib.chanda@stblaw.com

ryan.brizek@stblaw.com

December 19, 2024

I.	INTRODUCTION

A.	Requested Relief

HarbourVest Private Investments Fund and its related entities, identified in section I.B. below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 (the “Act”)1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow one or more Regulated Funds (including one or more BDC Downstream Funds) and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth in this application (the “Conditions”).3

B.	Applicants Seeking Relief:

•	HarbourVest Private Investments Fund (the “Fund”), a closed-end management investment company registered under the Act;

•	HarbourVest Registered Advisers L.P. (“HarbourVest”), an investment adviser that intends to be registered under the Investment Advisers Act of 1940 (the “Advisers Act”), and its successors;[4]

•

HarbourVest Partners, LLC (“HVP LLC”), HarbourVest Partners L.P. (“HVP LP”), HarbourVest Advisers L.P. (“HVA LP”), and HarbourVest Partners (Ireland) Limited (“HVP Ireland”), and HarbourVest Partners (Canada) Limited (“HVP Canada” and together with HarbourVest, HVP LLC, HVP LP, HVA LP and HVP Ireland, the “Existing Advisers”), each an investment adviser to certain Existing Affiliated Funds, on behalf of themselves and their successors; and

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act (the “Existing Affiliated Funds”; together with the Fund and the Existing Advisers, the “Applicants”).

C.	Defined Terms

“Adviser” means the Existing Advisers and any Future Adviser (defined below).

“Affiliated Fund”5 means the Existing Affiliated Funds, any HarbourVest Proprietary Account (defined below) and any entity (a) whose investment adviser (and sub-adviser(s), if any) are Advisers, (b) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act and (c) that is not a BDC Downstream Fund, and (d) that intends to participate in the Co-Investment Program. No Existing Affiliated Fund is a BDC Downstream Fund.

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]

No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.

[4]	The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
[5]

Affiliated Funds may include funds that are ultimately structured as collateralized loan obligation funds (“CLOs”). Such CLOs would be investment companies but for the exception provided in section 3(c)(7) of the Act or their ability to rely on rule 3a-7 of the Act. During the investment period of a CLO, the CLO may engage in certain transactions customary in CLO formations with another Affiliated Fund on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Fund in a particular Co-Investment Transaction that are then transferred in such customary transactions to an Affiliated Fund that is or will become a CLO (an “Affiliated Fund CLO”) will be treated as if the Affiliated Fund CLO acquired such securities in the Co-Investment Transaction. For the avoidance of doubt, any such transfer from an Affiliated Fund to an Affiliated Fund CLO will be treated as a Disposition and completed pursuant to terms and conditions of the application, though applicants note that the Regulated Funds would be prohibited from participating in such Disposition by section 17(a)(2) or section 57(a)(2) of the Act, as applicable. The participation by any Affiliated Fund CLO in any such Co-Investment Transaction will remain subject to the Order.

“BDC” means a business development company under the Act.6

“BDC Downstream Fund” means, with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser, if any) is an Adviser, (v) that is not a Wholly-Owned Investment Sub and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors or trustees (or the equivalent) of the applicable Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party of the BDC Downstream Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors (defined below). The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify their approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price;7 and (b) making Follow-On Investments (as defined below).

[6]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

[7]

The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (x) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) controls, is controlled by, or is under common control with HarbourVest, (ii) (a) is registered as an investment adviser or is an exempt reporting adviser under the Advisers Act or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by, or is under common control with, HarbourVest, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser, if any) is an Adviser, and (c) that intends to participate in the Co-Investment Program.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one or more of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“HarbourVest Proprietary Account” means any account of an Adviser or any affiliate of an Adviser or of any direct or indirect, wholly-or majority-owned subsidiary of an Adviser or its affiliates that, from time to time, may hold various financial assets in a principal capacity and intends to participate in the proposed co-investment program.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Fund, the Future Regulated Funds and the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.8

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Adviser to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is a wholly-owned subsidiary9 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this application; and (iv) (A) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act, or (B) that qualifies as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code (“Code”) because substantially all of its assets would consist of real properties. There are currently no existing Wholly-Owned Investment Subs.

[8]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

[9]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.

II.	APPLICANTS

A.	The Fund

The Fund is an externally managed, closed-end, non-diversified investment company and a Delaware statutory trust that is registered as an investment company under the Act.

The Fund’s investment objective is to seek to generate capital growth over the medium to long term. In pursuing its investment objective, the Fund intends to invest directly or indirectly in a broad portfolio of primarily private investments globally.

B.	Existing Affiliated Funds

An Existing Adviser serves as investment adviser to or in respect of each of the Existing Affiliated Funds. Each Existing Affiliated Fund is a separate and distinct legal entity and, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act. A complete list of the Existing Affiliated Funds is included in Appendix A.

C.	HarbourVest

HarbourVest is a Delaware limited partnership that will be registered as an investment adviser with the Commission under the Advisers Act and serve as investment adviser to the Fund.

D.	HVP LLC

HVP LLC is a Delaware limited liability company that is registered as an investment adviser with the Commission under the Advisers Act and serves as investment adviser to certain Existing Affiliated Funds.

E.	HVP LP

HVP LP, a relying adviser of HVP LLC, is a Delaware limited partnership that serves as investment adviser to certain Existing Affiliated Funds.

F.	HVA LP

HVA LP, a relying adviser of HVP LLC, is a Delaware limited partnership that serves as investment adviser to certain Existing Affiliated Funds.

G.	HVP Ireland

HVP Ireland, a relying adviser of HVP LLC, is a limited company organized under the laws of Ireland that serves as investment adviser to certain Existing Affiliated Funds.

H.	HVP Canada

HVP Canada, a relying adviser of HVP LLC, is a limited company organized under the laws of Canada and serves as investment adviser to certain Existing Affiliated Funds.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act without an exemptive order from the Commission. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

Advisers may not be registered with the Commission because they are exempt reporting advisers under the Advisers Act. As discussed below, all of the Applicants’ investment activities are conducted within a global, centralized investment and allocation process, which is overseen by a unified global compliance program that has complete transparency into the activities of all of the Advisers from within the U.S., regardless of their regulatory status under the Advisers Act. Furthermore, the global processes and compliance program would ensure that the Commission has complete transparency into the Co-Investment Program and the Advisers participating in the Co-Investment Program through the Commission’s access to HarbourVest.

A.	Overview

HVP LLC is an independent, global private markets firm with more than 40 years of experience and more than $125 billion of assets under management as of December 31, 2023. HVP LLC’s interwoven platform provides clients access to global primary funds, secondary transactions, direct co-investments, real assets and infrastructure, and private credit.

Each Adviser manages or will manage the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the Fund, the Act. Each Adviser either is or will be separately registered as an investment adviser with the Commission, or a relying adviser that relies on the registration of another Adviser.

The Advisers have established a detailed framework, including appropriate governance arrangements and rigorous processes, for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

All of Applicants’ investment activities are conducted within a global centralized investment and allocation process and overseen by a unified, global compliance program. In addition, as explained in further detail below, all personnel of the Advisers involved in providing investment advice to HarbourVest clients will be supervised persons of HarbourVest subject to its compliance program and direct supervisory oversight of HarbourVest’s chief compliance officer and compliance team. Further, as explained in more detail below, all personnel of the Advisers involved in the global investment and allocation process will not only be deemed an associated person of HarbourVest, but will also be treated as an “access person” under HarbourVest’s code of ethics. Together the global processes and compliance program would ensure that the Commission and its staff have complete transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to HarbourVest.

1.	The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Affiliated Fund and Regulated Fund (including each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order).

(a)	Identification and Consideration of Investment Opportunities

The Adviser is organized and managed such that the portfolio managers and analysts (“Investment Teams”) responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of the opportunities.

Opportunities for Potential Co-Investment Transactions may arise when an Investment Team becomes aware of investment opportunities that may be appropriate for a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds. If the requested Order is granted, the Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the relevant Investment Team(s) that advise the Regulated Funds are promptly notified and receive the same information about the opportunity as any other Investment Teams of the Advisers that are considering the opportunity for their clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant Investment Team responsible for that Regulated Fund receives sufficient information to allow such Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).10 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the relevant Investment Team(s) that advise the Regulated Funds receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser, working through the applicable Investment Team(s) that advise the Regulated Funds, will then make an independent determination of the appropriateness of the investment for each Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the Investment Team(s) to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures are structured so that the relevant Investment Team(s) for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers and the respective Investment Team(s) will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Regulated Fund or Affiliated Funds.

(b)	Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, an Adviser may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, such Adviser will approve an investment amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the applicable Adviser’s written allocation policies and procedures, by the applicable Adviser.11 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in section III.A.1.c. below.

[10]

Representatives from the Investment Team(s) that advise the Regulated Funds will be entitled to participate in each meeting of investment advisory personnel, including of any investment committee that is expected to approve or reject recommended investment opportunities falling within the Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with such representatives’ participation in such meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the Investment Team or investment committee, as applicable.

[11]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of each Adviser.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.12 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original Internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the Advisers’ allocation review process is a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The entire allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund as it applies to such Regulated Fund.

(c)	Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. The use of Independent Parties for BDC Downstream Funds results in a standard of approval that Applicants believe is equally as stringent as the standard of approval that a board of directors would apply. Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract enforceable by such Independent Party) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

[12]

The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

Applicants represent that the use of Independent Parties has been common practice in institutional funds for many years and sophisticated investors, including global institutional investors, have relied on their presence in fund structures to ensure equitable treatment. Moreover, although a traditional board of directors would not be required to approve Co-Investment Transactions for a BDC Downstream Fund, a Board of a Regulated Fund would be required, as part of the overall duty of care that it owes to that Regulated Fund and its shareholders, to monitor the Co-Investment Transaction activity of the Regulated Fund’s respective BDC Downstream Funds to ensure that no pattern of abuse was extant.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2. Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3. Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a) Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,13 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b) Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4. Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below, and governed by Condition 7.

(a) Standard Review Dispositions

[13]	See note 29, below.

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;14 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;15 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b) Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.16 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5. Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

[14]	See note 27, below.
[15]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[16]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B. Applicable Law

1. Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[17] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds on the one hand and other Regulated Funds and Affiliated Funds on the other, may not co-invest absent the availability of an applicable rule under the Act or an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.18

[17]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

[18]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).

2. Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.19 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”20 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”21 Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C. Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Sections 17(d) and 57(a)(4) without a prior exemptive order of the Commission, to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) an Existing Adviser is the investment adviser (and sub-adviser, if any) to, and may be deemed to control, each of the Existing Affiliated Funds, and an Adviser will be the investment adviser (and sub-adviser, if any) to, and may be deemed to control, any other Affiliated Fund; (ii) HarbourVest is the Adviser to, and may be deemed to control, the Fund; and

[19]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[20]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[21]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

an Adviser will be the investment adviser (and sub-adviser, if any) to, and may be deemed to control, any Future Regulated Fund; (iii) each BDC Downstream Fund will be deemed to be controlled by its BDC parent and/or its BDC parent’s Adviser; and (iv) the Advisers are under common control. Thus, each Regulated Fund and each Affiliated Fund may be deemed to be a person related to a Regulated Fund or BDC Downstream Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because the HarbourVest Proprietary Accounts will be controlled by an Adviser and, therefore, may be under common control with the Fund, the Advisers, and any Future Regulated Funds, the HarbourVest Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or 57(b) and also prohibited from participating in the Co-Investment Program.

D. Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons, including precedents involving proprietary accounts.22 The relief requested in this Application with respect to Follow-On Investments is based on the temporary relief granted by the Commission on April 8, 2020.23 Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

[22]

See, e.g., Franklin Lexington Private Markets Fund, et al. (File No. 812-15564), Investment Company Act Rel. Nos. 35378 (November 7, 2024) and 35406 (December 3, 2024); 5C Lending Partners Corp., et al. (File No. 812-15518), Investment Company Act Rel. Nos. 35359 (October 15, 2024) and 35391 (November 18, 2024); AGL Private Credit Income Fund, et al. (File No. 812-15550), Investment Company Act Rel. Nos. 35363 (October 21, 2024) and 35389 (November 18, 2024); FS Credit Opportunities Corp., et al. (File No. 812-15507), Investment Company Act Rel. Nos. 35348 (October 3, 2024), 35348A (October 21, 2024) and 35383 (November 13, 2024); AFA Private Credit Fund, et al. (File No. 812-15563), Investment Company Act Rel. Nos. 35362 (October 17, 2024) and 35380 (November 12, 2024); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-15500), Investment Company Act Rel. Nos. 35355 (October 9, 2024) and 35379 (November 7, 2024); White Oak Secured Asset Lending Fund, Inc., et al. (File No. 812-15433), Investment Company Act Rel. Nos. 35354 (October 8, 2024) and 35375 (November 4, 2024); Jefferies Finance LLC, et al. (File No. 812-15532), Investment Company Act Rel. Nos. 35312 (September 3, 2024) and 35372 (October 31, 2024); Lafayette Square USA, Inc., et al. (File No. 812-15482), Investment Company Act Rel. Nos. 35342 (September 26, 2024) and 35369 (October 23, 2024); Franklin BSP Capital Corporation, et al. (File No. 812-15499), Investment Company Act Rel. Nos. 35313 (September 4, 2024) and 35349 (October 3, 2024); Great Elm Capital Corp., et al. (File No. 812-15498), Investment Company Act Rel. Nos. 35315 (September 6, 2024) and 35347 (October 2, 2024); CION Grosvenor Infrastructure Fund, et al. (File No. 812-15523), Investment Company Act Rel. Nos. 35310 (August 30, 2024) and 35334 (September 25, 2024); Oaktree Strategic Credit Fund, et al. (File No. 812-15549), Investment Company Act Rel. Nos. 35296 (August 15, 2024) and 35320 (September 11, 2024); Felicitas Private Markets Fund, et al. (File No. 812-15451), Investment Company Act Rel. Nos. 35292 (August 8, 2024) and 35314 (September 5, 2024); Fidus Investment Corporation, et al. (File No. 812-15496), Investment Company Act Rel. Nos. 35289 (August 2, 2024) and 35309 (August 29, 2024); Axonic Alternative Income Fund, et al. (File No. 812-15486), Investment Company Act Rel. Nos. 35285 (July 25, 2024) and 35299 (August 20, 2024); Overland Advantage, et al. (File No. 812-15515), Investment Company Act Rel. Nos. 35286 (July 25, 2024) and 35298 (August 20, 2024); Andalusian Credit Company, LLC, et al. (File No. 812-15491), Investment Company Act Rel. Nos. 35280 (July 19, 2024) and 35295 (August 14, 2024); Carlyle Secured Lending, Inc., et al. (File No. 812-15275), Investment Company Act Rel. Nos. 35215 (June 6, 2024) and 35276 (July 2, 2024); Goldman Sachs BDC, Inc., et al. (File No. 812-15434) Investment Company Act Rel. Nos. 35191A (May 31, 2024) and 35218 (June 25, 2024); Monachil Credit Income Fund, et al. (File No. 812-15535), Investment Company Act Rel. Nos. 35189 (May 8, 2024) and 35211 (June 4, 2024); Polen Credit Opportunities Fund, et al. (File No. 812-15457), Investment Company Act Rel. Nos. 35183 (May 2, 2024) and 35206 (May 28, 2024); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01), Investment Company Act Rel. Nos. 35173 (April 19, 2024) and 35192 (May 15, 2024); Coller Secondaries Private Equity Opportunities Fund, et al. (File No. 812-15446), Investment Company Act Rel. Nos. 35163 (March 22, 2024) and 35171 (April 17, 2024); Antares Private Credit Fund, et al. (File No. 812-15464), Investment Company Act Rel. Nos. 35152 (March 5, 2024) and 35166 (April 2, 2024); First Trust Real Assets Fund, et al. (File No. 812-15381), Investment Company Act Rel. Nos. 35150 (February 28, 2024) and 351641 (March 26, 2024); BIP Ventures Evergreen BDC, et al. (File No. 812-15502), Investment Company Act Rel. Nos. 35127 (February 8, 2024) and 35151 (March 5, 2024); Diameter Credit Company, et.al. (File No. 812-15490), Investment Company Act Rel. Nos. 35122 (February 1, 2024) and 35149 (February 27, 2024); Golub Capital BDC Inc., et al. (File No. 812-15431), Investment Company Act Rel. Nos. 35114 (January 25, 2024) and 35136 (February 21, 2024); CAZ Strategic Opportunities Fund, et al. (File No. 812-15493), Investment Company Act Rel. Nos. 35094 (January 19, 2024) and 35130 (February 14, 2024); AB CarVal Opportunistic Credit Fund, et al. (File No. 812-15429), Investment Company Act Rel. Nos. 35083 (December 27, 2023) and 35093 (January 19, 2024); and Saratoga Investment Advisors, LLC, et al. (File No. 812-15459), Investment Company Act Rel. Nos. 35047 (November 14, 2023) and 35065 (December 12, 2023).

[23]

BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (extension granted January 5, 2021 and further extension granted April 22, 2021). See, e.g., BlackRock Capital Investment Corporation, et al. (File No. 812-15259) Investment Company Act Rel. Nos. 34535 (March 18, 2022) and 34558 (April 14, 2022).

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

As discussed in section III of this Application, all of Applicants’ investment activities are conducted within a global centralized investment and allocation process and overseen by a unified, global compliance program. Together the global processes and compliance program would ensure that the Commission and its staff have complete transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to HarbourVest. Because any Existing Advisers and Future Advisers that are not registered investment advisers are overseen by the same global compliance program, all documentation and personnel relevant to the proposed Co-Investment Program, including documentation and personnel involved in investment, portfolio allocation and investment execution processes, would necessarily be subject to Commission and staff oversight. In particular, documentation and personnel relevant to the proposed Co-Investment Program would necessarily be subject to Commission and staff oversight in at least three ways:

•

First, the Commission or its staff could demand to examine books and records of HarbourVest, an investment adviser registered with the Commission, subject to Commission examination authority, and HarbourVest itself can access any and all documentation produced at any stage of the investment process. Access to such information is readily available due to the operational necessities and integration of HVP LLC’s global business.

•

Second, the Commission and its staff have explicit examination authority over HarbourVest, including the compliance program of HarbourVest, which oversees all personnel that would be involved in the proposed Co-Investment Program. As described in this Application, all personnel of the Advisers involved in providing investment advice to HarbourVest clients will be supervised persons of HarbourVest subject to its compliance program and direct supervisory oversight of the United States based chief compliance officer and compliance team. Additionally, HarbourVest’s code of ethics will make clear that all supervised persons must comply with all applicable U.S. securities laws and act in a manner consistent with the fiduciary duty that HarbourVest owes to its clients.

•

Third, the Commission has jurisdiction in the federal courts of the United States over the investment advisory activities related to HarbourVest’s clients conducted by Advisers. Accordingly, such jurisdiction would also translate into the proposed Co-Investment Program itself being subject to jurisdiction of the federal courts of the United States. Therefore, no investment advice rendered in accordance with the Co-Investment Program is outside of the Commission staff’s purview. Further, all personnel of the Advisers involved in the global investment and allocation process will not only be deemed an associated person of HarbourVest, but will also be treated as an “access person” under HarbourVest’s code of ethics.

This global compliance program will be a key element in ensuring that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the 1940 Act.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1. Identification and Referral of Potential Co-Investment Transactions

(a) The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b) When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2. Board Approvals of Co-Investment Transactions

(a) If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b) If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c) After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

(A) the interests of the Regulated Fund’s equity holders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Funds and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and (iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect24 financial benefit to the Advisers, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3. Right to Decline.

Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4. General Limitation.

Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,25 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

[24]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

[25]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

5. Same Terms and Conditions.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6. Standard Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

(i) the Adviser to such Regulated Fund or Affiliated Fund26 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;27 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

[26]	Any HarbourVest Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).
[27]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

7. Enhanced Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and (iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial28 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

[28]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

(v) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8. Standard Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,29 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii) it is a Non-Negotiated Follow-On Investment.

(c) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

[29]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

9. Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and (iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and (ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10. Board Reporting, Compliance and Annual Re-Approval

(a) Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d) The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11. Record Keeping.

Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12. Director Independence.

No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13. Expenses.

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14. Transaction Fees.30

Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15. Independence.

If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application and the Notice and Order to:

Monique Austin

Daniel Chisholm

HarbourVest Private Investments Fund

One Financial Center

Boston, MA 02111

617-348-3707

maustin@harbourvest.com

dchisholm@harbourvest.com

legal@harbourvest.com

[30]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Rajib Chanda, Esq.

Ryan P. Brizek, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

(202) 636-5500

rajib.chanda@stblaw.com

ryan.brizek@stblaw.com

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A and Exhibit B.

B. Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 19th day of December, 2024.

HARBOURVEST PRIVATE INVESTMENTS FUND

By:	/s/ Monique Austin
Name: Monique Austin
Title: Initial Trustee

HARBOURVEST REGISTERED ADVISERS L.P.

By:	HarbourVest Partners, LLC
Its General Partner
By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS, LLC

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS L.P.

By:	HarbourVest Partners, LLC
Its General Partner
By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS (IRELAND) LIMITED

By:	/s/ Craig MacDonald
Name: Craig MacDonald
Title: Director

HARBOURVEST PARTNERS (CANADA) LIMITED

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HARBOURVEST ADVISERS L.P.

By:	HarbourVest Partners, LLC
Its General Partner
By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS IX-BUYOUT FUND L.P.

By:	HarbourVest IX-Buyout Associates L.P.
Its General Partner

By:	HarbourVest IX-Buyout Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director
HARBOURVEST PARTNERS IX-VENTURE FUND L.P.

By:	HarbourVest IX-Venture Associates L.P.
Its General Partner

By:	HarbourVest IX-Venture Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director
HARBOURVEST PARTNERS IX-CREDIT OPPORTUNITIES FUND L.P.

By:	HarbourVest IX-Credit Opportunities Associates L.P.
Its General Partner

By:	HarbourVest IX-Credit Opportunities Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director
DOVER STREET VIII HOLDINGS L.P.

By:	Dover VIII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS CLEANTECH FUND II L.P.

By:	HarbourVest Cleantech II Associates L.P.
Its General Partner

By:	HarbourVest Cleantech II Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS 2013 DIRECT FUND L.P.

By:	HarbourVest 2013 Direct Associates L.P.
Its General Partner

By:	HarbourVest 2013 Direct Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP SELECT ASIA FUND L.P.

By:	HIPEP VI Select Associates L.P.
Its General Partner

By:	HIPEP VI Select Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND L.P.

By:	HIPEP VI Select Associates L.P.
Its General Partner

By:	HIPEP VI Select Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VRS HV 2013 SEPARATE ACCOUNT LLC

By:	HarbourVest 2013 Direct Associates L.P.
Its Managing Member

By:	HarbourVest 2013 Direct Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SUNVEST LLC

By:	HarbourVest 2013 Direct Associates L.P.
Its Manager

By:	HarbourVest 2013 Direct Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

MERANTI FUND L.P.

By:	Meranti Associates L.P.
Its General Partner

By:	Meranti Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

MERANTI HOLDINGS LLC

By:	Meranti Fund L.P.
Its Managing Member

By:	Meranti Associates L.P.
Its General Partner

By:	Meranti Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

MERANTI II HOLDINGS LLC

By:	Meranti Fund II L.P.
Its Managing Member

By:	Meranti Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST GLOBAL ANNUAL PRIVATE EQUITY FUND L.P.

By:	HarbourVest Global Associates L.P.
Its General Partner

By:	HarbourVest Global Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND II L.P.

By:	HarbourVest/NYSTRS Associates II L.P.
Its General Partner

By:	HarbourVest/NYSTRS Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII PARTNERSHIP FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII ASIA PACIFIC FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII EMERGING MARKETS FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII EUROPE FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII (AIF) PARTNERSHIP FUND L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP VII (AIF) ASIA PACIFIC FUND L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP VII SECONDARY L.P.

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2015 GLOBAL FUND L.P.

By:	HarbourVest 2015 Global Associates L.P.
Its General Partner

By:	HarbourVest 2015 Global Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS X BUYOUT FUND L.P.

By:	HarbourVest X Associates L.P.
Its General Partner

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS X VENTURE FUND L.P.

By:	HarbourVest X Associates L.P.
Its General Partner

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS X AIF BUYOUT L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS X AIF VENTURE L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

DOVER STREET 2014 OVERFLOW FUND L.P.

By:	Dover VIII Associates L.P.
Its General Partner

By:	Dover VIII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

DOVER STREET 2014 HOLDINGS LLC

By:	Dover Street 2014 Overflow Fund L.P.
Its Managing Member

By:	Dover VIII Associates L.P.
Its General Partner

By:	Dover VIII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director
DOVER VII HOLDINGS LLC

By:	Dover Street VII L.P.
Its Managing Member

By:	Dover VII Associates L.P.
Its General Partner

By:	Dover VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII SECONDARY HOLDINGS LLC

By:	HIPEP VII Secondary L.P.
Its Managing Member

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII PARTNERSHIP HOLDINGS LLC

By:	HIPEP VII Partnership Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII EUROPE HOLDINGS LLC

By:	HIPEP VII Europe Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP VII EM HOLDINGS LLC

By:	HIPEP VII Emerging Markets Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST REAL ASSETS – ENERGY FUND L.P.

By:	HarbourVest Real Assets Associates L.P.
Its General Partner

By:	HarbourVest Real Assets Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST REAL ASSETS – ENERGY FUND II L.P.

By:	HarbourVest Real Assets Associates II L.P.
Its General Partner

By:	HarbourVest Real Assets Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS MEZZANINE INCOME FUND L.P.

By:	HarbourVest Mezzanine Income Associates L.P.
Its General Partner

By:	HarbourVest Mezzanine Income Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CANADA GROWTH FUND L.P.

By:	HarbourVest Canada Associates L.P.
Its General Partner

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HVST-TOPE LLC

By:	HarbourVest Partners L.P.
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SMRS-NCRP LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SMRS-TOPE LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SMRS-CAPP LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SMRS-HVDL LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS X SECONDARY L.P.

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV SPECIAL SITUATIONS FUND L.P.

By:	HarbourVest Sponsor L.P.
Its General Partner

By:	HV-ECI II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Manager

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP SELECT ASIA FUND II L.P.

By:	HIPEP Select Associates II L.P.
Its General Partner

By:	HIPEP Select Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST HARVEST FUND L.P.

By:	HarbourVest Harvest Associates L.P.
Its General Partner

By:	HarbourVest Harvest Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HCF4 HOLDINGS LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Non-Member Manager

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV HARVEST HOLDINGS LLC

By:	HarbourVest Harvest Fund L.P.
Its Managing Member

By:	HarbourVest Harvest Associates L.P.
Its General Partner

By:	HarbourVest Harvest Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST REAL ASSETS FUND III L.P.

By:	HarbourVest Real Assets III Associates L.P.
Its General Partner

By:	HarbourVest Real Assets III Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

DOVER STREET IX L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

DOVER STREET IX AIF L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DOVER STREET IX INVESTMENT L.P.

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

NPS CO-INVESTMENT (A) FUND L.P.

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

NPS CO-INVESTMENT (A) HOLDINGS LLC

By:	NPS Co-Investment (A) Fund L.P.
Its Managing Member

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST GUARDIAN CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST EMMPT PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST EMMPT PE HOLDINGS LLC

By:	HarbourVest EMMPT PE Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST SUMMIT HILL FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

NPS CO-INVESTMENT (A) HOLDINGS L.P.

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2016 GLOBAL FUND L.P.

By:	HarbourVest 2016 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2016 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST PARTNERS CO-INVESTMENT FUND IV L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT IV AIF L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

KWASA NEXUS FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST REAL ASSETS OLIVE FUND L.P.

By:	HarbourVest RA Olive Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST NEW STREET FUND L.P.

By:	HV New Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

RA4 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

MIGDAL-HARBOURVEST 2016 FUND L.P.

By:	Migdal-HV Associates 2016 L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST REYNOLDS FUND I L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

SUNVEST II LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Manager

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

ENERVEST LLC

By:	HarbourVest Partners L.P.
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HIPEP VIII PARTNERSHIP FUND L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HIPEP VIII PARTNERSHIP AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP IX INVESTMENT HOLDING L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP IX SECONDARY L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ASIA PACIFIC FUND VIII L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST ASIA PACIFIC VIII AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST 2017 GLOBAL FUND L.P.

By:	HarbourVest 2017 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2017 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

VRS HV 2016 SEPARATE ACCOUNT LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Managing Member

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SECONDARY OVERFLOW FUND III L.P.

By:	Dover IX Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST D2022 FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST LUNGO III FUND SCS

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST SECONDARY 2017 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2017 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVEST 2017 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2017 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST FINANCE STREET L.P.

By:	HarbourVest Finance Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

MERANTI FUND II L.P.

By:	Meranti Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

MERANTI FUND III L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST SKEW BASE AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST MERCURIUS L.P.

By:	HarbourVest Mercurius Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST VULCANUS L.P.

By:	HarbourVest Vulcanus Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS XI MICRO BUYOUT FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS XI BUYOUT FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS XI VENTURE FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS XI MICRO BUYOUT AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST PARTNERS XI BUYOUT AIF L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST PARTNERS XI VENTURE AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

DENSO HV PEP L.P.

By:	DENSO HV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

DENSO HV PEP II L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

DENSO HV PEP II HOLDINGS LLC

By:	DENSO HV PEP II L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV INTERNATIONAL VIII SECONDARY L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV MERANTI III A1 HOLDINGS LLC

By:	Meranti Fund III L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV VIII HOLDINGS LLC

By:	HV International VIII Secondary L.P.
Its Managing Member

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

KPI-HARBOURVEST MULTI-STRATEGY FUND I L.P.

By:	KPI-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVESTMENT OPPORTUNITIES FUND L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST AP7 HOLDINGS 2 LLC

By:	HarbourVest AP7 PE Investment L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT FUND V L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT V AIF L.P.

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST FINANCE STREET AIV L.P.

By:	HarbourVest Finance Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV XI SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2018 GLOBAL FUND L.P.

By:	HarbourVest 2018 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST 2018 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST BRAEMAR FUND L.P.

By:	HarbourVest Braemar Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

THE MAPLE FUND L.P.

By:	HarbourVest Maple Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT FUND IV AIV L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
Title: Managing Director

HARBOURVEST BLUE SECONDARY 2018 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST SECONDARY 2018 PRIVATE
EQUITY PARTNERS L.P.

By:	HarbourVest 2018 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVEST 2018 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2018 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

KPI-HARBOURVEST MULTI-STRATEGY
INVESTMENT HOLDINGS LLC

By:	KPI-HarbourVest Multi-Strategy Fund I L.P.
Its Managing Member

By:	KPI-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST BRAEMAR HOLDINGS LLC

By:	HarbourVest Braemar Fund L.P.
Its Managing Member

By:	HarbourVest Braemar Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

MIGDAL-HARBOURVEST 2016 HOLDINGS LLC

By:	Migdal-HarbourVest 2016 Fund L.P.
Its Managing Member

By:	Migdal-HV Associates 2016 L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HIPEP SELECT ASIA FUND III L.P.

By:	HIPEP Select Associates III L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CREDIT OPPORTUNITIES FUND II L.P.

By:	HarbourVest Credit Opportunities II Associates L.P. Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST ADELAIDE L.P.

By:	HarbourVest Adelaide Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

KPS-HARBOURVEST MULTI-STRATEGY FUND I L.P.

By:	KPS-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV 2018 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2018 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT FUND V AIV L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

ANGGERIK HV L.P.

By:	Anggerik HV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director
HARBOURVEST AP7 PE INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CANADA GROWTH FUND II L.P.

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
	Name:	Gregory V. Stento
Title: Director

HARBOURVEST 2019 GLOBAL FUND L.P.

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2019 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2019 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

DOVER STREET X L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

DOVER STREET X AIF SCSP

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST DOVER STREET X INVESTMENT L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV NEW STREET FRANKLIN SERIES HOLDINGS LLC

By:	HarbourVest New Street Fund L.P.
Its Managing Member

By:	HV New Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

NYSCRF TRANSITION ANNEX FUND L.P.

By:	NYSCRF 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST REAL ASSETS FUND IV L.P.

By:	HarbourVest Real Assets IV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST REAL ASSETS IV AIF SCSp

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST SECONDARY 2019 PRIVATE
EQUITY PARTNERS L.P.

By:	HarbourVest 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST PA CO-INVESTMENT FUND L.P.

By:	HarbourVest PA Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HVSHP L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HVSHP HOLDINGS LLC

By:	HVSHP L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

CHV INVESTMENTS FUND L.P.

By:	HarbourVest CHV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST RA4 HOLDINGS L.P.

By:	HarbourVest Real Assets IV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SECONDARY OVERFLOW FUND IV L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director
NPS FUND II HOLDINGS L.P.

By:	NPS Co-Investment II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
Title: Managing Director

NPS CO-INVESTMENT FUND II L.P.

By:	NPS Co-Investment II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND III L.P.

By:	HarbourVest NYSTRS Associates III L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST AMITIM FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HV AMITIM UNIFORM HOLDINGS LLC

By:	HarbourVest Amitim Fund L.P.
Its Manager

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

NYSCRF PIONEER PARTNERSHIP FUND A-II, L.P.

By:	HV CAF NPPF A-II GP LLC
Its General Partner

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Manager

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

NYSCRF PIONEER PARTNERSHIP FUND III L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST TBW L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST 2020 GLOBAL FUND L.P.

By:	HarbourVest 2020 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST 2020 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2020 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2020 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2021 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2021 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HIPEP IX FUND L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HIPEP IX AIF SCSP

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST HARVEST FUND II L.P.

By:	HarbourVest Harvest Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

PENINSULA HARBOURVEST FUND L.P.

By:	Peninsula Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PC SECONDARIES 2020 FUND L.P.

By:	HarbourVest PC Secondaries 2020 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2020 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2020 Private Equity Associates L.P. Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST AIR CANADA FUND L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND (L) L.P.

By:	HarbourVest Direct Lending Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST DIRECT LENDING AIF (L) SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager
HARBOURVEST DL INVESTMENT HOLDING I (L) LLC

By:	HarbourVest Direct Lending Associates L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HV RA II LLC

By:	HarbourVest Real Assets - Energy Fund II L.P.
Its Member

By:	HarbourVest Real Assets Associates II L.P.
Its General Partner

By:	HarbourVest Real Assets Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST ORBIT AIF SCSP

By: HarbourVest Orbit GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST LUNGO IV FUND SCSP

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HARBOURVEST PARTNERS CO-INVESTMENT FUND VI L.P.

By:	HarbourVest Co-Investment VI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT VI AGGREGATOR L.P.

By:	HarbourVest Co-Investment VI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT VI AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Class A Manager

By:	/s/ Marc Chong Kan
	Name:	Marc Chong Kan
	Title:	Class B Manager

HCF6 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HCF5 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVESTMENT VII BUYOUT AGGREGATOR L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVESTMENT FUND VII
GROWTH L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

HARBOURVEST CO-INVESTMENT FUND VII
BUYOUT L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
	Name:	Mary Traer
	Title:	Managing Director

LONGHORN HV CO-INVESTMENT 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

LONGHORN HV CO-INVESTMENT OPPS A L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
	Title:	Managing Director

LONGHORN HV CO-INVESTMENT OPPS B L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

LONGHORN HV REVEILLE 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

LONGHORN HV CO-INVESTMENT 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST TMRS POLARIS SMA L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST WESPATH IMPACT INVESTMENT FUND L.P.

By:	HarbourVest Wespath Impact Investment Associates L.P. Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2024 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2024 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

STC HARBOURVEST PRIVATE DEBT FUND L.P.

By:	STC HarbourVest Private Debt Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST L GLOBAL PE SMA L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST L GLOBAL PE HOLDINGS LLC

By:	HarbourVest L Global PE SMA L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2021 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2021 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2021 PRIVATE EQUITY HOLDINGS LLC

By:	Vanguard HarbourVest 2021 Private Equity Fund L.P.
Its Managing Member

By:	Vanguard HarbourVest 2021 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2021 GLOBAL FUND L.P.

By:	HarbourVest 2021 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2021 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII BUYOUT FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XII MICRO BUYOUT FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XII VENTURE FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XII BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII MICRO BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII VENTURE AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XIII BUYOUT FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XIII BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HV XIII SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XIII SMALL CAP FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XIII SMALL CAP AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XIII VENTURE FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS XIII VENTURE AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

GF2018 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

GF2019 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV 2019 GLOBAL HOLDINGS LLC

By:	HarbourVest 2019 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

GREAT LAKES FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV GREAT LAKES SERIES I 2020 HOLDINGS LLC

By:	Great Lakes Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST NESPF L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST RED DRAGON L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST RED DRAGON HOLDINGS LLC

By:	HarbourVest Red Dragon L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV SI – APOLLO SENGAI FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

NOUR FUND I L.P.

By:	Nour Associates I L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FINANCE STREET II L.P.

By:	HarbourVest Finance Street II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FINANCE STREET II AIV L.P.

By:	HarbourVest Finance Street II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FINANCE STREET III L.P.

By:	HarbourVest Finance Street III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FINANCE STREET III AIV L.P.

By:	HarbourVest Finance Street III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

THE FIRST CAPITAL ACCESS FUND, L.P.

By:	HV CAF GP LLC
Its General Partner

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST MVPE 5 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPE 5 HOLDINGS LLC

By:	HarbourVest MVPE 5 SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPE 6 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPE 6 HOLDINGS LLC

By:	MVPE 6 SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPF 2 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPF HOLDINGS LLC

By:	HarbourVest MVPF SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HV Z GLOBAL PRIVATE EQUITY FUND, L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV Z GLOBAL PRIVATE EQUITY HOLDINGS LLC

By:	HV Z Global Private Equity Fund, L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ASIA PACIFIC FUND 5 L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ASIA PACIFIC 5 AIF SCSP

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST ASIA PACIFIC 5 SECONDARY L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ASIA PACIFIC 5 INVESTMENT HOLDING L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PERSLA PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CENTRE STREET CO-INVESTMENT FUND L.P.

By:	HarbourVest Centre Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2019 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2020 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2020 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2021 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2021 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2022 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2022 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVEST 2023 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2023 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FRENCHMEN STREET FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST POBA CO-INVESTMENT FUND L.P.

By:	HarbourVest POBA Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST KTCU CO-INVESTMENT FUND L.P.

By:	HarbourVest KTCU Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2022 GLOBAL FUND L.P.

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2022 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2022 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HORIZON IMPACT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV 2022 GLOBAL HOLDINGS LLC

By:	HarbourVest 2022 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV 2023 GLOBAL HOLDINGS LLC

By:	HarbourVest 2023 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

DOVER STREET XI L.P.

By:	Dover XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

DOVER STREET XI AIF SCSP

By: HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DOVER STREET XI INVESTMENT L.P.

By:	Dover XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2022 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2022 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2022 PRIVATE EQUITY HOLDINGS LLC

By:	Vanguard HarbourVest 2022 Private Equity Fund L.P.
Its Managing Member

By:	Vanguard HarbourVest 2022 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

SECONDARY OVERFLOW FUND V L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PC SECONDARIES 2022 FUND L.P.

By:	HarbourVest PC Secondaries 2022 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PC SECONDARIES 2024 FUND L.P.

By:	HarbourVest PC Secondaries 2024 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST BLUE RIDGE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST BROADWAY CO-INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CT CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CT PRIVATE DEBT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FRS R3 LLC

By:	HarbourVest GP LLC
Its Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST TJU DECLARATION FUND L.P.

By:	HarbourVest TJU Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST TJU DECLARATION HOLDINGS LLC

By:	HarbourVest TJU Declaration Fund L.P.
Its Managing Member

By:	HarbourVest TJU Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

PACIFIC COAST SENIOR CREDIT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV XII SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST SLO FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST SLO HOLDINGS LLC

By:	HarbourVest SLO Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PATHWAY HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP IX DE HOLDINGS LLC

By:	HIPEP IX Investment Holding L.P.
Its Managing Member

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FFV FUND L.P.

By:	HarbourVest Flying Fund Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST FFV HOLDINGS LLC

By:	HarbourVest FFV Fund L.P.
Its Managing Member

By:	HarbourVest Flying Fund Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV SI - APOLLO SENGAI HOLDINGS LLC

By:	HV SI – Apollo Sengai Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST HOMESTEAD FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ZEBRA 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ZEBRA 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ZEBRA 3 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND IV, LLC

By:	HV Capital Access GP III LLC
Its Managing Member

By:	HV Capital Access GP B L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND V, L.P.

By:	HV CAF CalSTRS GP, LLC
Its Managing Member

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND VI L.P.

By:	CalSTRS Lower Middle Market Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CO-INVESTMENT FUND VII COMBINED L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES II AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name:	Marc Chong Kan
Title:	Class B Manager

CALSTRS LOWER MIDDLE MARKET FUND VII L.P.

By:	CalSTRS Lower Middle Market VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

CSC PRIVATE INVESTMENTS L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST NEST CO-INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HV NEST UNIFORM HOLDINGS LLC

By:	HarbourVest Nest Co-Investment L.P.
Its Manager

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST BVK CO-INVESTMENT FUND 2022 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DAI-ICHI LIFE PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CB GLOBAL CO-INV FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

TRSL CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST VSMA1 ASIA FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST VSMA1 ASIA HOLDINGS LLC

By:	HarbourVest VSMA1 Asia Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

JUNI PRIVATE EQUITY FUND H (USD) L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

JUNI PRIVATE EQUITY FUND H (USD) HOLDINGS 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

STC HARBOURVEST PECS FUND L.P.

By:	STC HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES FUND III L.P.

By:	HarbourVest Credit Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES III AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST COF III INVESTMENT L.P.

By:	HarbourVest Credit Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND II (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING II PARALLEL FUND (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING A (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND II (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING II PARALLEL FUND (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DIRECT LENDING II AIF (U) SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DL II INVESTMENT HOLDING A (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING B (L) LLC

By:	HarbourVest Direct Lending II Associates L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING B (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 3 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 HOLDINGS L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS L.P.

By:	HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

PECS OVERFLOW FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AGGREGATOR L.P.

By:	HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP FUND L.P.

By:	HarbourVest Stewardship Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP INVESTMENT L.P.

By:	HarbourVest Stewardship Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE OPPORTUNITIES FUND III L.P.

By:	HarbourVest Infrastructure Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST INFRASTRUCTURE OPPORTUNITIES III AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST IOF3 HOLDINGS L.P.

By:	HarbourVest Infrastructure Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2023 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2023 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2024 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2024 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST GLOBAL PRIVATE SOLUTION SICAV S.A. - DIVERSIFIED PRIVATE EQUITY FUND

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager

By:	/s/ Craig MacDonald
Name: Craig MacDonald
Title: Director

HGPS-DPE LUXEMBOURG HOLDINGS SCSP

By:	HarbourVest HGPS GP SARL
Its General Partner

By:	/s/ Craig MacDonald
Name: Craig MacDonald
Title: Manager

HGPS-DPE DELAWARE HOLDINGS LLC

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2023 GLOBAL FUND L.P.

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2023 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2023 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST CANADA GROWTH FUND III L.P.

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HARBOURVEST CANADA PARALLEL GROWTH FUND L.P.

By:	HarbourVest Canada Parallel Associates L.P.
Its General Partner

By:	HarbourVest Canada Parallel Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CC PORTFOLIO FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST HOMESTEAD HOLDINGS LLC

By:	HarbourVest Homestead Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

PACIFIC COAST SENIOR CREDIT FINANCE 1 L.P.

By:	Pacific Coast Senior Credit Finance 1 GP LLC
Its General Partner

By:	HarbourVest Pacific Coast Associates Tranche 1 L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CITRINE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

LINDENSTONE PE SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST ONTARIO PRIVATE EQUITY FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST CI SECONDARIES L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP X FUND L.P.

By:	HIPEP X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP X SECONDARY L.P.

By:	HIPEP X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HIPEP X HOLDINGS LLC

By:	HIPEP X Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2024 GLOBAL FUND L.P.

By:	HarbourVest 2024 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2024 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2024 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2024 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST AS FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2025 GLOBAL FUND L.P.

By:	HarbourVest 2025 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2025 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2025 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST 2025 GLOBAL AIF SCSP

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST ALBERTA FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST SUNCOR FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HARBOURVEST VSMA1 CREDIT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

PECS DELAWARE OVERFLOW FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

VANGUARD HARBOURVEST 2025 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2025 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

HGPS SECONDARY HOLDINGS LLC

By:	JUNI Private Equity Fund H (USD) L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

Exhibit A

VERIFICATION

The undersigned states that he or she has duly executed the attached Application, dated as of December 19, 2024, for and on behalf of the relevant Applicants; and that all action necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts set forth are true to the best of his or her knowledge, information and belief.

By:	/s/ Mary Traer
Name:	Mary Traer
Date:	December 19, 2024

By:	/s/ Monique Austin
Name:	Monique Austin
Date:	December 19, 2024

By:	/s/ Craig MacDonald
Name:	Craig MacDonald
Date:	December 19, 2024

By:	/s/ Gregory V. Stento
Name:	Gregory V. Stento
Date:	December 19, 2024

By:	/s/ Marc Chong Kan
Name:	Marc Chong Kan
Date:	December 19, 2024

Appendix A

Below is a list of the Existing Affiliated Funds. All such Existing Affiliated Funds are advised by the corresponding Existing Adviser:

Existing Affiliated Fund	Existing Adviser
HarbourVest Air Canada Fund L.P.	HarbourVest Partners L.P.
HarbourVest Amitim Fund L.P.	HarbourVest Partners L.P.
Anggerik HV L.P.	HarbourVest Partners L.P.
HarbourVest AP7 PE Investment L.P.	HarbourVest Partners L.P.
HarbourVest Asia Pacific 5 Investment Holding L.P.	HarbourVest Partners, LLC
HarbourVest Asia Pacific 5 Secondary L.P.	HarbourVest Partners, LLC
HarbourVest Asia Pacific Fund 5 L.P.	HarbourVest Partners L.P.
HarbourVest Asia Pacific 5 AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Blue Ridge Fund L.P.	HarbourVest Partners L.P.
HarbourVest Broadway Co-Investment L.P.	HarbourVest Partners L.P.
HarbourVest BVK Co-Investment Fund 2022 SCSp	HarbourVest Partners (Ireland) Limited
CalSTRS Lower Middle Market Fund IV, LLC	HarbourVest Partners L.P.
CalSTRS Lower Middle Market Fund V, L.P.	HarbourVest Partners L.P.
CalSTRS Lower Middle Market Fund VI L.P.	HarbourVest Partners L.P.
CalSTRS Lower Middle Market Fund VII L.P.	HarbourVest Partners L.P.
HarbourVest Canada Growth Fund L.P.	HarbourVest Partners (Canada) Limited
HarbourVest Canada Growth Fund II L.P.	HarbourVest Partners (Canada) Limited
HarbourVest Canada Growth Fund III L.P.	HarbourVest Partners (Canada) Limited
HarbourVest CC Portfolio Fund L.P.	HarbourVest Partners L.P.
HarbourVest Centre Street Co-Investment Fund L.P.	HarbourVest Partners L.P.
CHV Investments Fund L.P.	HarbourVest Partners L.P.
HarbourVest Citrine Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners Cleantech Fund II L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2017 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2018 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2019 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2020 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2021 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2022 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2023 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Partners Co-Investment Fund IV L.P.	HarbourVest Partners L.P.
HarbourVest Partners Co-Investment IV AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners Co-Investment Fund IV AIV L.P.	HarbourVest Partners, LLC
HarbourVest Co-Investment Opportunities Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners Co-Investment Fund V L.P.	HarbourVest Partners L.P.
HarbourVest Partners Co-Investment V AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners Co-Investment Fund V AIV L.P.	HarbourVest Partners, LLC
HarbourVest Partners Co-Investment VI Aggregator L.P.	HarbourVest Partners, LLC
HarbourVest Partners Co-Investment Fund VI L.P.	HarbourVest Partners L.P.
HarbourVest Partners Co-Investment VI AIF SCSp	HarbourVest Partners (Ireland) Limited
HCF6 Holdings LLC	HarbourVest Partners, LLC
HCF5 Holdings LLC	HarbourVest Partners, LLC
HarbourVest Co-Investment VII Buyout Aggregator L.P.	HarbourVest Partners, LLC
HarbourVest Co-Investment Fund VII Growth L.P.	HarbourVest Partners L.P.
HarbourVest Co-Investment Fund VII Buyout L.P.	HarbourVest Partners L.P.
HarbourVest Co-Investment Fund VII Combined L.P.	HarbourVest Partners, LLC
HarbourVest Credit Opportunities II AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Credit Opportunities Fund II L.P.	HarbourVest Partners L.P.

HarbourVest COF III Investment L.P.	HarbourVest Partners, LLC
HarbourVest Credit Opportunities Fund III L.P.	HarbourVest Partners L.P.
HarbourVest Credit Opportunities III AIF SCSp	HarbourVest Partners (Ireland) Limited
CSC Private Investments L.P.	HarbourVest Partners L.P.
HarbourVest CT Co-Investment Fund L.P.	HarbourVest Partners L.P.
HarbourVest CT Private Debt Fund L.P.	HarbourVest Partners L.P.
HarbourVest D2022 Fund L.P.	HarbourVest Partners L.P.
HarbourVest Dai-ichi Life PE Fund L.P.	HarbourVest Partners L.P.
DENSO HV PEP L.P.	HarbourVest Partners L.P.
DENSO HV PEP II Holdings LLC	HarbourVest Partners L.P.
DENSO HV PEP II L.P.	HarbourVest Partners L.P.
HarbourVest DL II Investment Holding A (L) L.P.	HarbourVest Partners L.P.
HarbourVest DL II Investment Holding A (U) L.P.	HarbourVest Partners, LLC
HarbourVest DL II Investment Holding B (L) LLC	HarbourVest Partners L.P.
HarbourVest DL II Investment Holding B (U) L.P.	HarbourVest Partners, LLC
HarbourVest Direct Lending Fund II (U) L.P.	HarbourVest Partners L.P.
HarbourVest Direct Lending II Parallel Fund (U) L.P.	HarbourVest Partners L.P.
HarbourVest Direct Lending II AIF (U) SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Direct Lending Fund II (L) L.P.	HarbourVest Partners L.P.
HarbourVest Direct Lending II Parallel Fund (L) L.P.	HarbourVest Partners L.P.
HarbourVest DL Investment Holding I (L) LLC	HarbourVest Partners, LLC
HarbourVest Direct Lending Fund (L) L.P.	HarbourVest Partners L.P.
HarbourVest Direct Lending AIF (L) SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Dover Street IX Investment L.P.	HarbourVest Partners, LLC
Dover Street IX L.P.	HarbourVest Partners L.P.
Dover Street IX AIF L.P.	HarbourVest Partners (Ireland) Limited
Dover Street 2014 Holdings LLC	HarbourVest Partners L.P.
Dover VII Holdings LLC	HarbourVest Partners L.P.
Dover Street VIII Holdings L.P.	HarbourVest Partners L.P.
HarbourVest Dover Street X Investment L.P.	HarbourVest Partners, LLC
Dover Street X L.P.	HarbourVest Partners L.P.
Dover Street X AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Dover Street XI Investment L.P.	HarbourVest Partners, LLC
Dover Street XI L.P.	HarbourVest Partners L.P.
Dover Street XI AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest EMMPT PE Fund L.P.	HarbourVest Partners L.P.
Enervest LLC	HarbourVest Partners L.P.
HarbourVest FFV Fund L.P.	HarbourVest Partners L.P.
HarbourVest Finance Street AIV L.P.	HarbourVest Partners L.P.
HarbourVest Finance Street II AIV L.P.	HarbourVest Partners L.P.
HarbourVest Finance Street II L.P.	HarbourVest Partners L.P.
HarbourVest Finance Street III AIV L.P.	HarbourVest Partners L.P.
HarbourVest Finance Street III L.P.	HarbourVest Partners L.P.
The First Capital Access Fund, L.P.	HarbourVest Partners L.P.
HarbourVest Frenchmen Street Fund L.P.	HarbourVest Partners L.P.
HarbourVest FRS R3 LLC	HarbourVest Partners L.P.
HarbourVest Partners IX-Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners IX-Credit Opportunities Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners IX-Venture Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners X AIF Buyout L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners X AIF Venture L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners X Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners X Secondary L.P.	HarbourVest Partners, LLC

HarbourVest Partners X Venture Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XI Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XI Buyout AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners XI Micro Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XI Micro Buyout AIF L.P.	HarbourVest Partners (Ireland) Limited
HV XI Secondary L.P.	HarbourVest Partners, LLC
HarbourVest Partners XI Venture AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Partners XI Venture Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XII Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XII Buyout AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Partners XII Micro Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XII Micro Buyout AIF SCSp	HarbourVest Partners (Ireland) Limited
HV XII Secondary L.P.	HarbourVest Partners, LLC
HarbourVest Partners XII Venture Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XII Venture AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Partners XIII Buyout Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XIII Buyout AIF SCSp	HarbourVest Partners (Ireland) Limited
HV XIII Secondary L.P.	HarbourVest Partners, LLC
HarbourVest Partners XIII Small Cap Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XIII Small Cap AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Partners XIII Venture Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners XIII Venture AIF SCSp	HarbourVest Partners (Ireland) Limited
GF2018 Holdings LLC	HarbourVest Partners, LLC
GF2019 Holdings LLC	HarbourVest Partners, LLC
HV 2019 Global Holdings LLC	HarbourVest Partners, LLC
HarbourVest Global Annual Private Equity Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2015 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2016 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2016 Global AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest 2017 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2017 Global AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest 2018 Global Fund L.P.	HarbourVest Partners L.P.
HV 2018 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2018 Global AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest 2019 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2019 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2019 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2020 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2020 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2020 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2021 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2021 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2021 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2022 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2022 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2022 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2023 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2023 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2023 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2024 Global Investment L.P.	HarbourVest Partners, LLC
HarbourVest 2024 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2024 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest 2025 Global Investment L.P.	HarbourVest Partners, LLC

HarbourVest 2025 Global Fund L.P.	HarbourVest Partners L.P.
HarbourVest 2025 Global AIF SCSp	HarbourVest Partners (Ireland) Limited
Great Lakes Fund L.P.	HarbourVest Partners L.P.
HarbourVest Guardian Co-Investment Fund L.P.	HarbourVest Partners L.P.
HarbourVest Braemar Holdings LLC	HarbourVest Partners L.P.
HarbourVest CI Secondaries L.P.	HarbourVest Partners L.P.
HarbourVest Harvest Fund II L.P.	HarbourVest Partners L.P.
HarbourVest Harvest Fund L.P.	HarbourVest Partners L.P.
HCF4 Holdings LLC	HarbourVest Partners, LLC
HarbourVest Global Private Solution SICAV S.A.—Diversified Private Equity Fund	HarbourVest Partners (Ireland) Limited
HGPS-DPE Delaware Holdings LLC	HarbourVest Partners (Ireland) Limited
HGPS-DPE Luxembourg Holdings SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Infrastructure Income Portfolio 1 L.P.	HarbourVest Partners, LLC
HarbourVest Infrastructure Income Portfolio 1 Holdings L.P.	HarbourVest Partners, LLC
HarbourVest Infrastructure Income Portfolio 2 L.P.	HarbourVest Partners, LLC
HarbourVest Infrastructure Income Portfolio 3 L.P.	HarbourVest Partners, LLC
HIPEP IX DE Holdings LLC	HarbourVest Partners, LLC
HIPEP IX Investment Holding L.P.	HarbourVest Partners, LLC
HIPEP IX Secondary L.P.	HarbourVest Partners, LLC
HIPEP IX Fund L.P.	HarbourVest Partners L.P.
HIPEP IX AIF SCSp	HarbourVest Partners (Ireland) Limited
HIPEP Select Asia Fund L.P.	HarbourVest Partners L.P.
HIPEP Select Asia Fund II L.P.	HarbourVest Partners L.P.
HIPEP Select Asia Fund III L.P.	HarbourVest Partners L.P.
HIPEP VII EM Holdings LLC	HarbourVest Partners, LLC
HIPEP VII Europe Holdings LLC	HarbourVest Partners, LLC
HIPEP VII Partnership Holdings LLC	HarbourVest Partners, LLC
HIPEP VII Secondary Holdings LLC	HarbourVest Partners, LLC
HIPEP VII (AIF) Asia Pacific Fund L.P.	HarbourVest Partners (Ireland) Limited
HIPEP VII (AIF) Partnership Fund L.P.	HarbourVest Partners (Ireland) Limited
HIPEP VII Asia Pacific Fund L.P.	HarbourVest Partners L.P.
HIPEP VII Emerging Markets Fund L.P.	HarbourVest Partners L.P.
HIPEP VII Europe Fund L.P.	HarbourVest Partners L.P.
HIPEP VII Partnership Fund L.P.	HarbourVest Partners L.P.
HIPEP VII Secondary L.P.	HarbourVest Partners, LLC
HIPEP VIII Partnership Fund L.P.	HarbourVest Partners L.P.
HIPEP VIII Partnership AIF L.P.	HarbourVest Partners (Ireland) Limited
HIPEP X Fund L.P.	HarbourVest Partners L.P.
HIPEP X Holdings LLC	HarbourVest Partners, LLC
HIPEP X Secondary L.P.	HarbourVest Partners, LLC
HarbourVest Homestead Fund L.P.	HarbourVest Partners L.P.
HarbourVest Homestead Holdings LLC	HarbourVest Partners L.P.
Horizon Impact Fund L.P.	HarbourVest Partners L.P.
HV 2022 Global Holdings LLC	HarbourVest Partners, LLC
HV 2023 Global Holdings LLC	HarbourVest Partners, LLC
HarbourVest Adelaide L.P.	HarbourVest Partners L.P.
HV Amitim Uniform Holdings LLC	HarbourVest Partners L.P.
HarbourVest AP7 Holdings 2 LLC	HarbourVest Partners L.P.
HarbourVest Asia Pacific Fund VIII L.P.	HarbourVest Partners L.P.
HarbourVest Asia Pacific VIII AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest Blue Secondary 2018 L.P.	HarbourVest Partners L.P.
HarbourVest Braemar Fund L.P.	HarbourVest Partners L.P.
HarbourVest CB Global Co-Inv Fund L.P.	HarbourVest Partners L.P.

HarbourVest Finance Street L.P.	HarbourVest Partners L.P.
HV Great Lakes Series I 2020 Holdings LLC	HarbourVest Partners L.P.
HV Harvest Holdings LLC	HarbourVest Partners L.P.
HV International VIII Secondary L.P.	HarbourVest Partners, LLC
HV Meranti III A1 Holdings LLC	HarbourVest Partners L.P.
HV Nest Uniform Holdings LLC	HarbourVest Partners L.P.
HV New Street Franklin Series Holdings LLC	HarbourVest Partners L.P.
HarbourVest Pathway Holdings LLC	HarbourVest Partners L.P.
HV RA II LLC	HarbourVest Partners L.P.
HarbourVest Red Dragon L.P.	HarbourVest Partners L.P.
HV SI—Apollo Sengai Fund L.P.	HarbourVest Partners L.P.
HV Special Situations Fund L.P.	HarbourVest Partners L.P.
HV VIII Holdings LLC	HarbourVest Partners, LLC
HV Z Global Private Equity Fund, L.P.	HarbourVest Partners L.P.
HV Z Global Private Equity Holdings LLC	HarbourVest Partners L.P.
HarbourVest Zebra 1 L.P.	HarbourVest Partners, LLC
HarbourVest Zebra 2 L.P.	HarbourVest Partners, LLC
HarbourVest Zebra 3 L.P.	HarbourVest Partners, LLC
HVSHP L.P.	HarbourVest Partners L.P.
HVSHP Holdings LLC	HarbourVest Partners L.P.
HarbourVest IOF3 Holdings L.P.	HarbourVest Partners, LLC
HarbourVest Infrastructure Opportunities Fund III L.P.	HarbourVest Partners L.P.
HarbourVest Infrastructure Opportunities III AIF SCSp	HarbourVest Partners (Ireland) Limited
JUNI Private Equity Fund H (USD) L.P.	HarbourVest Partners L.P.
JUNI Private Equity Fund H (USD) Holdings 1 L.P.	HarbourVest Partners L.P.
KPI-HarbourVest Multi-Strategy Fund I L.P.	HarbourVest Partners L.P.
KPS-HarbourVest Multi-Strategy Fund I L.P.	HarbourVest Partners L.P.
KPI-HarbourVest Multi-Strategy Investment Holdings LLC	HarbourVest Partners L.P.
HarbourVest KTCU Co-Investment Fund L.P.	HarbourVest Partners L.P.
Kwasa Nexus Fund L.P.	HarbourVest Partners L.P.
Lindenstone PE SCSp	HarbourVest Partners (Ireland) Limited
Longhorn HV Co-Investment 1 L.P.	HarbourVest Partners L.P.
Longhorn HV Co-Investment 2 L.P.	HarbourVest Partners L.P.
Longhorn HV Co-Investment Opps A L.P.	HarbourVest Partners L.P.
Longhorn HV Co-Investment Opps B L.P.	HarbourVest Partners L.P.
Longhorn HV Reveille 1 L.P.	HarbourVest Partners L.P.
HarbourVest Lungo III Fund SCS	HarbourVest Partners (Ireland) Limited
HarbourVest Lungo IV Fund SCSp	HarbourVest Partners (Ireland) Limited
The Maple Fund L.P.	HarbourVest Partners L.P.
Meranti Fund II L.P.	HarbourVest Partners L.P.
Meranti Fund III L.P.	HarbourVest Partners L.P.
Meranti Fund L.P.	HarbourVest Partners L.P.
Meranti Holdings LLC	HarbourVest Partners L.P.
Meranti II Holdings LLC	HarbourVest Partners L.P.
HarbourVest Mercurius L.P.	HarbourVest Partners L.P.
HarbourVest Partners Mezzanine Income Fund L.P.	HarbourVest Partners L.P.
Migdal-HarbourVest 2016 Fund L.P.	HarbourVest Partners L.P.
Migdal-HarbourVest 2016 Holdings LLC	HarbourVest Partners L.P.
HarbourVest MVPE 5 SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest MVPE 5 Holdings LLC	HarbourVest Partners (Ireland) Limited
MVPE 6 SCSp	HarbourVest Partners (Ireland) Limited
MVPE 6 Holdings LLC	HarbourVest Partners (Ireland) Limited
MVPF 2 SCSp	HarbourVest Partners (Ireland) Limited

HarbourVest MVPF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest MVPF Holdings LLC	HarbourVest Partners (Ireland) Limited
HarbourVest NESPF L.P.	HarbourVest Partners L.P.
HarbourVest Nest Co-Investment L.P.	HarbourVest Partners L.P.
Nour Fund I L.P.	HarbourVest Partners L.P.
NPS Co-Investment (A) Fund L.P.	HarbourVest Partners L.P.
NPS Co-Investment (A) Holdings LLC	HarbourVest Partners L.P.
NPS Co-Investment (A) Holdings L.P.	HarbourVest Partners L.P.
NPS Co-Investment Fund II L.P.	HarbourVest Partners L.P.
NPS Fund II Holdings L.P.	HarbourVest Partners L.P.
NYSCRF Pioneer Partnership Fund A-II, L.P.	HarbourVest Partners L.P.
NYSCRF Pioneer Partnership Fund III L.P.	HarbourVest Partners L.P.
NYSCRF Transition Annex Fund L.P.	HarbourVest Partners L.P.
HarbourVest/NYSTRS Co-Invest Fund L.P.	HarbourVest Partners L.P.
HarbourVest/NYSTRS Co-Invest Fund II L.P.	HarbourVest Partners L.P.
HarbourVest/NYSTRS Co-Invest Fund III L.P.	HarbourVest Partners L.P.
HarbourVest Ontario Private Equity Fund L.P.	HarbourVest Partners L.P.
HarbourVest Orbit AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest PA Co-Investment Fund L.P.	HarbourVest Partners L.P.
Pacific Coast Senior Credit Finance 1 L.P.	HarbourVest Partners L.P.
Pacific Coast Senior Credit L.P.	HarbourVest Partners L.P.
HarbourVest L Global PE SMA L.P.	HarbourVest Partners L.P.
HarbourVest L Global PE Holdings LLC	HarbourVest Partners L.P.
HarbourVest PC Secondaries 2020 Fund L.P.	HarbourVest Partners L.P.
HarbourVest PC Secondaries 2022 Fund L.P.	HarbourVest Partners L.P.
HarbourVest PC Secondaries 2024 Fund L.P.	HarbourVest Partners L.P.
HarbourVest Private Equity Continuation Solutions Aggregator L.P.	HarbourVest Partners, LLC
HarbourVest Private Equity Continuation Solutions L.P.	HarbourVest Partners L.P.
HarbourVest Private Equity Continuation Solutions AIF SCSp	HarbourVest Partners (Ireland) Limited
PECS Overflow Fund L.P.	HarbourVest Partners L.P.
Peninsula HarbourVest Fund L.P.	HarbourVest Partners L.P.
HarbourVest PERSLA PE Fund L.P.	HarbourVest Partners L.P.
HarbourVest POBA Co-Investment Fund L.P.	HarbourVest Partners L.P.
HarbourVest New Street Fund L.P.	HarbourVest Partners L.P.
RA4 Holdings LLC	HarbourVest Partners, LLC
HarbourVest Real Assets—Energy Fund L.P.	HarbourVest Partners L.P.
HarbourVest Real Assets—Energy Fund II L.P.	HarbourVest Partners L.P.
HarbourVest Real Assets Fund III L.P.	HarbourVest Partners L.P.
HarbourVest RA4 Holdings L.P.	HarbourVest Partners, LLC
HarbourVest Real Assets Fund IV L.P.	HarbourVest Partners L.P.
HarbourVest Real Assets IV AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Real Assets Olive Fund L.P.	HarbourVest Partners L.P.
HarbourVest Reynolds Fund I L.P.	HarbourVest Partners L.P.
HarbourVest Secondary 2017 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Secondary 2018 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest Secondary 2019 Private Equity Partners L.P.	HarbourVest Partners L.P.
Dover Street 2014 Overflow Fund L.P.	HarbourVest Partners L.P.
Secondary Overflow Fund III L.P.	HarbourVest Partners L.P.
Secondary Overflow Fund IV L.P.	HarbourVest Partners L.P.
Secondary Overflow Fund V L.P.	HarbourVest Partners L.P.
HarbourVest Skew Base AIF L.P.	HarbourVest Partners (Ireland) Limited
HarbourVest SLO Fund L.P.	HarbourVest Partners L.P.
HarbourVest SLO Holdings LLC	HarbourVest Partners L.P.

HVST-TOPE LLC	HarbourVest Partners L.P.
SMRS-CAPP LLC	HarbourVest Partners L.P.
SMRS-HVDL LLC	HarbourVest Partners L.P.
SMRS-TOPE LLC	HarbourVest Partners L.P.
SMRS-NCRP LLC	HarbourVest Partners L.P.
STC HarbourVest PECS Fund L.P.	HarbourVest Partners L.P.
STC HarbourVest Private Debt Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners Stewardship Investment L.P.	HarbourVest Partners, LLC
HarbourVest Partners Stewardship Fund L.P.	HarbourVest Partners L.P.
HarbourVest Partners Stewardship AIF SCSp	HarbourVest Partners (Ireland) Limited
HarbourVest Summit Hill Fund L.P.	HarbourVest Partners L.P.
Sunvest II LLC	HarbourVest Partners L.P.
Sunvest LLC	HarbourVest Partners L.P.
HarbourVest TBW L.P.	HarbourVest Partners L.P.
HarbourVest TJU Declaration Fund L.P.	HarbourVest Partners L.P.
HarbourVest TMRS Polaris SMA L.P.	HarbourVest Partners L.P.
TRSL Co-Investment Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2020 Private Equity Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2021 Private Equity Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2021 Private Equity Holdings LLC	HarbourVest Partners L.P.
Vanguard HarbourVest 2022 Private Equity Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2022 Private Equity Holdings LLC	HarbourVest Partners L.P.
Vanguard HarbourVest 2023 Private Equity Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2024 Private Equity Fund L.P.	HarbourVest Partners L.P.
VRS HV 2013 Separate Account LLC	HarbourVest Partners L.P.
VRS HV 2016 Separate Account LLC	HarbourVest Partners L.P.
HarbourVest VSMA1 Asia Fund L.P.	HarbourVest Partners L.P.
HarbourVest VSMA1 Asia Holdings LLC	HarbourVest Partners L.P.
HarbourVest Vulcanus L.P.	HarbourVest Partners L.P.
HarbourVest Wespath Impact Investment Fund L.P.	HarbourVest Partners L.P.
HarbourVest Co-Invest 2024 Private Equity Partners L.P.	HarbourVest Partners L.P.
HarbourVest EMMPT PE Holdings LLC	HarbourVest Partners L.P.
HarbourVest FFV Holdings LLC	HarbourVest Partners L.P.
HV SI—Apollo Sengai Holdings LLC	HarbourVest Partners L.P.
HarbourVest Red Dragon Holdings LLC	HarbourVest Partners L.P.
HarbourVest TJU Declaration Holdings LLC	HarbourVest Partners L.P.
HarbourVest AS Fund L.P.	HarbourVest Partners L.P.
HarbourVest Alberta Fund L.P.	HarbourVest Partners L.P.
HarbourVest Suncor Fund L.P.	HarbourVest Partners L.P.
HarbourVest VSMA1 Credit Fund L.P.	HarbourVest Partners L.P.
PECS Delaware Overflow Fund L.P.	HarbourVest Partners L.P.
Vanguard HarbourVest 2025 Private Equity Fund L.P.	HarbourVest Partners L.P.
HGPS Secondary Holdings LLC	HarbourVest Partners L.P.

Exhibit B

Resolutions of the Initial Trustee (the “Trustee”) of HarbourVest Private Investments Fund (the “Fund”)

WHEREAS, the Trustee has reviewed the Fund’s Co-Investment Exemptive Application (the “Exemptive Application”) for an order of the SEC pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder permitting certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder; and

WHEREAS it is advisable and in the best interest of the Fund that the Fund file the Exemptive Application.

NOW, THEREFORE, BE IT:

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application;

RESOLVED, that the officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application, together with such exhibits and other documents thereto, as are satisfactory in form and substance to counsel to the Fund in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action;

RESOLVED, that all acts and things previously done by the officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

RESOLVED, that the officers be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as the officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval of any document, instrument or provision or any addition, deletion or change in any document or instrument.